EXHIBIT 99.1

S&W Seed Company Completes the Acquisition of S&W Seed Company Partnership

FIVE POINTS, CA - (BUSINESS WIRE) - S&W Seed Company (NasdaqCM: SANWU) today announced that it has completed the final tranche of its purchase of the S&W Seed Company, a California general partnership. As described in the May 3, 2010 prospectus for its initial public offering, this was the 15% of the general partnership not already owned by Seed Holding, LLC, its wholly-owned subsidiary. As a result, the general partnership has ceased to exist, and the business and property of the partnership is now wholly-owned and operated by S&W Seed Company and its subsidiary. Pursuant to applicable accounting rules, the financial statements in the prospectus already reflect Seed Holding owning 100% of the partnership at December 31, 2009.

“We are pleased to own 100% of the business and we look forward to executing on our strategic initiatives,” commented Matt Szot, Chief Financial Officer.

About S&W Seed Company

S&W Seed Company, founded in 1980, is a leader in warm climate alfalfa seed varieties, including varieties that can thrive on poor, saline soils. The company’s claims to salt tolerance and high yield product leadership are verified by decades of university-sponsored trials. S&W owns a 40 acre alfalfa seed cleaning and processing facility. A large percentage of its sales are to a distributor who sells to foreign end users, principally in Saudi Arabia. In fiscal 2010, the company launched a pilot program to produce stevia leaf, the source of an all natural, non-caloric sweetener. For more information on the company, please visit their website,www.swseedco.com.

Contact Information:

Jim Blackman

PR Financial Marketing

(713) 256-0369

Jim@prfmonline.com